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                                                                    Exhibit 4(p)

                              AMENDED AND RESTATED
                             SUBSCRIPTION AGREEMENT



The Subscription Agreement made on 1st December, 1995, between Rank Xerox Limited ("RXL") of Parkway, Marlow, Buckinghamshire SL7 1YL and its wholly-owned U.K. subsidiary, Rank Xerox Capital (Europe) plc ("RX Capital") of Parkway, Marlow, Buckinghamshire SL7 1YL, was amended and restated by the parties as of 18th April, 1997, and is being further amended and restated by the parties and by Xerox Overseas Holdings plc ("XOH") as of 1997 (as amended and restated, the "Agreement").

The purpose of this Agreement is to set out the terms and conditions under which RXL or XOH (based on which of them shall at the relevant time be the majority shareholder of RX Capital) wishes to obligate itself to subscribe on demand by RX Capital for additional ordinary shares in the share capital of RX Capital (the "Shares") in return for the RX Capital undertakings contained herein.

RX Capital wishes to obligate itself to issue the Shares upon receipt of the consideration therefor herein provided.

References herein to the "Relevant Shareholder" shall (except where the context otherwise requires) be to RXL or XOH, based on which of them shall at the time any demand is served under Clause 1 be the majority shareholder of RX Capital.

NOW, THEREFORE, in consideration of the mutual covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. RX Capital shall be permitted, at any time or times when the aggregate par value of the ordinary share capital, together with any related share premium, of RX Capital held by the Relevant Shareholder (the "Relevant Shareholding") shall be less than an amount (the "Required Amount") equal to twenty-five percent (25%) of RX Capital's outstanding indebtedness (disregarding contingent liabilities) (the difference between the Required Amount and the Relevant Shareholding being expressed in Sterling and referred to herein as the "Subscription Amount"), to serve written demand on the Relevant Shareholder requiring it to subscribe for additional Shares in the value of the Subscription Amount, provided that upon the first exercise by RX Capital of its right to serve written demand on the Relevant Shareholder hereunder the Subscription Amount shall equal the Required Amount (and shall not be reduced by the amount of the Relevant Shareholding). Each demand shall state the Subscription Amount, giving reasonable details of how the same is calculated, and shall be signed by two directors of RX Capital. Upon the date specified in the demand (which shall be not less than two business days' thereafter) the Relevant Shareholder shall pay the Subscription Amount in cash (the "Subscription Date").

2. Upon payment of the Subscription Amount, RX Capital hereby agrees to issue at par such number of Shares as shall be equivalent to the Subscription Amount.

3. RX Capital hereby agrees to continue to act as the financing vehicle for XOH and its Subsidiaries.
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4. This Agreement shall not be terminated or amended or modified in a manner materially prejudicial to RX Capital at any time when RX Capital has outstanding any indebtedness for borrowed money to parties other than Xerox Corporation or entities controlled by Xerox Corporation ("Debt").

5. The parties further agree that the holders from time to time of Debt are intended to be beneficiaries ("Third Party Beneficiaries") of this Agreement. Such Third Party Beneficiaries will have the right, under the terms and conditions of the Debt, to require RX Capital to serve on the Relevant Shareholder a demand requiring it to subscribe for the Shares and pay the Subscription Amount, at such time as there is a default in the performance by RX Capital of its obligations to pay the principal of, premium, if any, or interest on the Debt.

6. For the purpose of determining the Subscription Amount, any outstanding indebtedness of RX Capital which is not denominated in Sterling shall be notionally converted into Sterling at the spot exchange rates prevailing at 11:00 a.m. on the second London business day prior to the Subscription Date.

7. This Agreement shall be binding upon, and inure to the mutual benefit of, RXL, XOH and their successors and RX Capital and its successors.

8. This Agreement shall be governed by and construed in accordance with the laws of England and Wales.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date above written.


Signed                    Signed                     Signed

For and on behalf of      For and on behalf of       For and on behalf of

Rank Xerox Limited        Rank Xerox (Capital)       Xerox Overseas
                          Europe plc                 Holdings plc


by ___________________    by ___________________     by ___________________
         Director                  Director                   Director